Exhibit 10.4

December 18, 2025

Simon Brewer

83 N. Swift Creek Drive

Layton, Utah 84041

RE:               Employment Offer

Dear Simon,

We are pleased to offer you the position of Chief Financial Officer with ClearOne, Inc. (“CLRO”) on the following terms:

1. Start Date.  Your employment will commence on January 1, 2026.

2. Term of Employment.  Your employment will continue until the consummation of a Strategic Transaction (as defined below), unless terminated earlier for Cause or Good Reason as outlined in Section 6.
3. Compensation.  Your annual base salary will be $300,000.00 (three hundred thousand dollars), payable on a bi-weekly basis in accordance with CLRO’s standard payroll schedule. This position is classified as exempt.
4. Signing Bonus.  You will receive a signing bonus of $75,000.00 (seventy-five thousand dollars), payable with your first paycheck in January 2026.
5. Retention Bonus.

5.1. Provided that you have been continuously employed by CLRO in good standing at the time CLRO enters into a binding agreement for a Strategic Transaction, you will receive a retention bonus equal to 20% of your annual base salary, which will be paid within ten (10) days after the date of execution of such binding agreement.

5.2. Strategic Transaction Definition.  For purposes of this offer of employment, a “Strategic Transaction” means any transaction or series of related transactions involving:

5.2.1.    the sale, transfer, or disposition of all or substantially all of CLRO’s assets;

5.2.2.    a merger, consolidation, or other business combination of CLRO with another entity;

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5.2.3.    the sale or transfer of a majority of CLRO’s outstanding equity securities; or

5.2.4.    any other transaction resulting in a change of control of CLRO.

6. Termination.  Your employment will terminate upon the closing of a Strategic Transaction and may be terminated early only for Cause or Good Reason (as defined below):

6.1. Cause (CLRO may terminate):

6.1.1.    Serious misconduct or gross negligence;

6.1.2.    Material breach of this agreement not cured after written notice;

6.1.3.    Conviction of a felony or a crime involving dishonesty.

6.2. Good Reason (Employee may resign):

6.2.1.    Material breach by the CLRO not cured after written notice;

6.2.2.    Significant reduction in duties, pay, or benefits without your consent.

6.3. Severance.  If, within fourteen (14) days following the closing of any Strategic Transaction, you have not been offered employment by the acquiring or successor company on terms substantially similar to those set forth in this offer, CLRO will pay you severance equal to three (3) months of your annual base salary in effect at that time, payable promptly after the expiration of such fourteen-day period.

7. Benefits.  You will be eligible to participate in CLRO’s health insurance plan and other standard employee benefits in accordance with CLRO’s applicable policies.

Please indicate your acceptance by signing and returning this letter via email no later than December 23, 2025.

Sincerely,

/s/ Eric L.Robinson

Eric L. Robinson

Chairman of the Board

/s/ Simon Brewer	23/12//2025
Signed and Accepted	Date